                  SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C.  20549



                             SCHEDULE 13G


               Under the Securities Exchange Act of 1934
                          (Amendment No. ___)*


                        ABRAMS INDUSTRIES, INC.
---------------------------------------------------------------------
                           (Name of Issuer)


                            COMMON STOCK
---------------------------------------------------------------------
                    (Title of Class of Securities)


                               003788106
                --------------------------------------------
                            (CUSIP Number)


Check the following box if a fee is being paid with this statement _____. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 03788106
-------------------------------------------------------

1.   NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Edward M. Abrams
     ----------------------------------------

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

     _________________________________________

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America
     ------------------------------------------

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     247,785 Shares (8.4%)
     ------------------------------------------

6.   SHARED VOTING POWER

     512,389 (17.4%)
     ------------------------------------------
7.   SOLE DISPOSITIVE POWER

     247,785 Shares (8.4%)
     ------------------------------------------
8.   SHARED DISPOSITIVE POWER

     512,389 (17.4%)
     ------------------------------------------

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     760,174
     ------------------------------------------

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES*

     n/a
     ------------------------------------------

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     25.9%
     ------------------------------------------

12.  TYPE OF REPORTING PERSON*

     IN
     ------------------------------------------
___________________________
*SEE INSTRUCTION BEFORE FILLING OUT!
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                  SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, D.C.  20549


                             SCHEDULE 13-G
        Information Statement Pursuant to Rules 13d-1 and 13d-2
                           (Amendment No. __)


Item 1 (a)     NAME OF ISSUER:

               Abrams Industries, Inc.

Item 1 (b)     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               1945 The Exchange
               Suite 300
               Atlanta, Georgia  30339-2029

Item 2 (a)     NAME OF PERSON FILING:

               Edward M. Abrams

Item 2 (b)     ADDRESS OF PRINCIPAL BUSINESS OFFICE:

               1945 The Exchange
               Suite 300
               Atlanta, Georgia  30339-2029

Item 2 (c)     CITIZENSHIP:

               United States of America

Item 2 (d)     TITLE OF CLASS OF SECURITIES:

               Common Stock

Item 2 (e)     CUSIP NUMBER:

               003788106

Item 3         Statements Filed Pursuant to Rules 13d-1(b) or 13d-
               2(b):


               N/A

Item 4 (a)     AMOUNT BENEFICIALLY OWNED:

               760,174

Item 4 (b)     PERCENT OF CLASS:

               25.9%

Item 4 (c)     NUMBER OF SHARES AS TO WHICH REPORTING PERSON HAS:

               (i)    Sole power to vote or to direct vote:   247,785

               (ii)   Shared power to vote or to direct the vote: 512,389

               (iii)  Sole power to dispose or to direct the
                      disposition of:  247,785

               (iv)   Shared power to dispose or to direct the
                      disposition of:  512,389

Item 5    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                N/A
          __________________________________

Item 6    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
          PERSON:

                 N/A
          _______________________________

Item 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRES THE SECURITY BEING REPORTED ON BY THE PARENT
          HOLDING COMPANY:

                 N/A
          _______________________________

Item 8    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                 N/A
          ________________________________

Item 9    NOTICE OF DISSOLUTION OF GROUP:

                  N/A
          _______________________________

Item 10   CERTIFICATION:

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose of effect. _______________________________

                               SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




                               /s/ Edward M. Abrams
                              -------------------------------------
                              Edward M. Abrams



Dated:  December 22, 1997